Exhibit 99.1

Kellogg Company News

Media Contact: Kris Charles media.hotline@kellogg.com 269-961-3799

KELLOGG COMPANY’S BOARD ELECTS CHIEF OPERATING OFFICER

JOHN A. BRYANT AS A DIRECTOR

BATTLE CREEK, MI, July 26, 2010 –Kellogg Company’s Board announced today the election of John A. Bryant, executive vice president and chief operating officer, as a director. Bryant has been executive vice president since 2002 and chief operating officer since 2008. He is also a member of the Company’s global leadership team.

“John is a strong addition to our board,” said Jim Jenness, chairman of the board, Kellogg Company. “He has an in-depth knowledge of the financial and operational elements of our business and an intense focus on helping the Company achieve sustainable, dependable results.”

“We’re pleased to have John join us as a management member of the Board,” added David Mackay, chief executive officer, Kellogg Company. “He’s worked closely with our Board for almost ten years. This appointment recognizes his great work and his ability to add even more value as a director of the Company.”

Bryant joined Kellogg Company in 1998. In addition to serving in numerous leadership roles, he has led both the Kellogg North America and Kellogg International business units. He served as chief financial officer from 2002 to 2004 and from 2006 to 2009.

Bryant received a bachelor of commerce degree from Australian National University and an MBA (Palmer Graduate Scholar) from the Wharton School of the University of Pennsylvania. He is an associate of the Institute of Chartered Accountants in Australia and an associate of the Securities Institute of Australia.

With 2009 sales of nearly $13 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, Nutri-Grain®, Rice Krispies®, BearNaked®, Morningstar Farms®, Famous Amos®, Special K®, All-Bran®, Frosted Mini-Wheats®, Club® and Kashi®. Kellogg products are manufactured in 18 countries and marketed in more than 180 countries around the world. For more information, visit the Kellogg Company web site at http://www.kelloggcompany.com.

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